Exhibit 10.1

Snap-on Incorporated
P.O. Box 1430 • Kenosha, WI 53141-1430 • 262-656-5200

JACK D. MICHAELS

Chairman and Chief Executive Officer

REVISED
August 2, 2007

VIA HAND DELIVERY
PERSONAL AND CONFIDENTIAL

Ms. Susan F. Marrinan
Vice President and Chief Legal Officer
Snap-on Incorporated
P. O. Box 1410
2810 – 80th Street
Kenosha, WI 53141-1410

Dear Susan:

This revised letter confirms our recent discussion regarding your employment status with Snap-on Incorporated (the “Company”) in conjunction with the reorganization of the Legal Department and your subsequent retirement from employment with the Company.  The details of our discussions are set out below.  For your information, an outline of the details set out below has been reviewed and approved by the Company’s Board of Directors.

1.             Active Employment Period

It is understood that during the period from the date of this letter through November 30, 2007, or (i) such earlier date as designated in writing by me or my designee upon not less than thirty (30) days’ advance written notice to you, or (ii) such later date as designated in writing by me or my designee, but in no event later than December 31, 2007 (the “active employment period”) you shall remain in the employ of the Company with your current employment duties and title and you shall continue to report to me.

Provided that you abide by your obligations under this letter agreement, fulfill your duties and responsibilities in a satisfactory manner, and adhere to the Company’s policies, all existing terms and conditions of employment, including, but not limited to, your current base salary, bonus eligibility under the 2007 Management Incentive Plan and employee benefits shall remain unchanged during the active employment period.

With respect to the 2007 Management Incentive Plan, the Company agrees that,  notwithstanding any contrary plan provisions, your bonus eligibility shall be evaluated consistent with those standards applied to other senior officers of the Company.

The Company acknowledges that nothing in this letter agreement shall preclude you from using any accrued benefit, including, but not limited to, accrued vacation, during the active employment period.

On the last day of the active employment period, or such earlier date requested by me or my designee, you agree to resign all officer and director positions you may hold in the Company or any other entity for which you serve as an officer and/or director at the request of the Company.  You also agree to execute and deliver appropriate formal letters prepared by the Company confirming your resignation to each affected entity upon the Company’s request.

2.             Inactive Employment Period

On the conditions that (i) you carry out your duties and responsibilities during the active employment period in a satisfactory manner, abide by your obligations under this letter agreement and adhere to the Company’s policies during the active employment period, (ii) not later than August 31, 2007 you sign, date and return to me a copy of this letter agreement, (iii) on or within five (5) days after the last day of the active employment period you sign, date and return to me the Waiver and Release Agreement attached hereto as Attachment I, and (iv) you do not revoke the signed Waiver and Release Agreement, in lieu of your employment with the Company ending as of the last day of the active employment period, the Company will enter into the following inactive employment period arrangement with you:

(a)                                  During the period from the day following the last day of the active employment period through May 31, 2008 (the “inactive employment period”) you shall remain in the employ of the Company, with the employment duties as a legal advisor to the Company with the title of Senior Legal Advisor.  During the inactive employment period, you shall make your transitional legal advisory services available to employees and authorized representatives of the Company as specifically requested by me or my designee.  You shall not independently initiate the provision of legal services nor shall you represent yourself as authorized to act on behalf of the Company, except as approved in advance by me or my designee.

Your transitional legal advisory services shall primarily involve (i) those areas and matters in which you were involved prior to the commencement of the inactive employment period and (ii) assistance in transitioning management of the Legal Department.  During the inactive employment period, you will report to me or my designee and you will not be required to be present at the Company’s offices unless otherwise requested by me or my designee.  The Company shall reimburse you under the Company’s

Travel and Reimbursement policy for reasonable business expenses you incur as a result of your complying with this provision.

(b)                                 During the inactive employment period, your current base salary shall remain in effect and be paid monthly.  During the inactive employment period, you agree that (i) you shall not be eligible to participate in the 2008 Management Incentive Plan nor receive a bonus attributable to the 2008 Management Incentive Plan and (ii) you will not receive any 2008 stock option grants nor any Company Long-Term Performance Plan grants.  With respect to employee benefits, during the inactive employment period you shall be eligible to participate in the employee benefits plans and programs of the Company in which you are participating as of the last day of the active employment period, except that you agree that during the inactive employment period you shall not accrue nor be eligible to receive any additional vacation time.  You also agree to execute and deliver appropriate formal letters prepared by the Company confirming your waiver of vacation accrual, your ineligibility to receive any bonus attributable to the 2008 Management Incentive Plan, and your ineligibility to receive any 2008 stock option grants or any Company Long-Term Performance Plan grants.

(c)                                  During the inactive employment period (and the active employment period as well), the Company will pay for those expenses related to a reasonable number of continuing legal education courses in which you participate and satisfactorily complete, including, but not limited to, registration fees and reasonable travel expenses.

You acknowledge that the foregoing inactive employment period arrangement and the compensation payable and employee benefits available during the inactive employment period are extra compensation and benefits which you would not be entitled to under the Company’s established policies, plans and procedures and the availability of the extra compensation and benefits is in exchange for your signing the letter agreement and signing (and not later revoking) the Waiver and Release Agreement attached hereto as Attachment I.  You further acknowledge and agree that the Company’s offer of the inactive employment period arrangement to you and your signing of this letter agreement and the Waiver and Release Agreement attached hereto as Attachment I does not in any way indicate that you have any viable claims against the Company nor that the Company admits or has any liability to you whatsoever.

3.             Retirement From Employment/Retirement Benefits

Provided that (i) you remain in the employ of the Company through the active employment period and inactive employment period, and (ii) abide by your obligations under the letter agreement and adhere to the Company’s policies during the active employment period and inactive employment period, your retirement from employment with the Company shall be effective May 31, 2008.  The Company reserves the right to separate you from employment prior to May 31, 2008 in the event that the Company determines in its reasonable judgment that you are in breach of this letter agreement and/or the Waiver and Release Agreement attached hereto as Attachment I.

All salary and any employee benefits due to you as of your May 31, 2008 retirement date or earlier separation date according to the established policies, plans and procedures of the Company shall be paid or made available to you in accordance with the terms of those established policies, plans and procedures.  As of your May 31, 2008 retirement date, (i) all vested stock options, restricted stock and performance shares may be exercised in accordance with the terms of the applicable equity plans and agreements, and (ii) all unvested stock options, restricted stock and performance shares will lapse and terminate.  For avoidance of doubt and subject to the applicable equity plans and related agreements, assuming that your retirement date occurs on May 31, 2008:

(a)                                  The Company stock options granted to you on February 16, 2006 will be fully vested on February 16, 2008.

(b)                                 One-third of the Company stock options granted to you on February 15, 2007 will be vested on February 15, 2008, with the remainder of the grant forfeited upon your May 31, 2008 retirement date.

(c)                                  Your entire grant from the 2005 through 2007 Long-Term Performance Plan of the Company will be eligible to vest based upon financial performance during the performance period.

(d)                                 Your grants from the 2006 through 2008 as well as the 2007 through 2009 Long-Term Performance Plans of the Company will be eligible to vest on a pro-rata portion basis through your May 31, 2008 retirement date.  Thus 80% of the 2006 through 2008 Plan and 47% of the 2007 through 2009 Plan will remain eligible for vesting based upon financial performance during the applicable performance period.

(e)                                  The percentage of vesting will be in accordance with the Long-Term Performance Plans.  Any payments would be payable to you by April 30 of the year following the completion of the applicable performance period.

In addition, all vested amounts as of your May 31, 2008 retirement date or earlier separation date due to you under the Company’s Deferred Compensation Plan will be paid to you in accordance with the terms of such Plan and your deferral elections.  Moreover, any employee benefit plan continuation or conversion rights existing under the established employee benefit plans of the Company shall be made available to you in accordance with the terms of such established plans.

On the conditions that (i) on or within five (5) days after your May 31, 2008 retirement date, you sign, date and return to me or my designee the Waiver and Release Agreement attached hereto as Attachment II, and (ii) you do not revoke the signed Waiver and Release Agreement, you will receive from the Company as Retirement Benefits the following:

(a)                                  As a special retirement payment, you shall receive an amount equal to the number of weeks of your current annualized base salary determined by subtracting from fifty-two (52) weeks the number of weeks of your current annualized base salary which you were paid during the inactive employment period.  The special retirement payment shall be paid in equal monthly installments on the fourth Friday of every month commencing on June 22, 2008.

(b)                                 You will be eligible to continue Company sponsored medical and/or dental coverage under COBRA for up to eighteen (18) months, or until comparable coverage is offered to you by a successor employer.  Your COBRA event date will be your May 31, 2008 retirement date.  You must enroll in COBRA within sixty (60) days of when the COBRA information packet is mailed to you; the COBRA information packet will be mailed to you by the COBRA administrator within two (2) weeks after your COBRA event date.

If you elect to timely enroll for COBRA continuation coverage, the Company will pay your COBRA premiums for medical and/or dental continuation coverage for the earlier of eighteen (18) months, or until comparable coverage is available to you by a successor employer.  The COBRA payment period will run from June 1, 2008 through November 30, 2009, unless comparable coverage is made available to you by a successor employer prior to November 30, 2009.

You will also be eligible for Company sponsored Retiree Health coverage and the Retiree Reimbursement Account.  You must enroll in the Retiree Health coverage within thirty (30) days of when COBRA reimbursement ends; this COBRA reimbursement ending date will be the earlier of either December 1, 2009 or the date upon which your COBRA coverage ends when comparable coverage is made available to you by a successor employer.  If you enroll, the

Company will pay your premiums for Retiree Health until the earlier of age 65 or when you voluntarily terminate coverage.

Retiree Reimbursement Account funds will be available for reimbursement of qualified medical expenses immediately upon retirement.  Retiree Reimbursement Account information will be mailed to you on or about your May 31, 2008 retirement date; the mailing will include the requisite forms for you to obtain reimbursements.

All of the terms and conditions of the Company sponsored medical and/or dental plans, as amended from time to time, shall be applicable to you (and your eligible dependents, if applicable) participating in any form of continuation coverage under the Company sponsored medical and/or dental plans.  A summary of the current plan provisions is attached in Exhibit 1.

(c)                                  You will be provided at the Company’s expense with a one (1) year executive level outplacement program provided by either Lawrence, Allen & Kolbe, in Brookfield, Wisconsin, or such other outplacement firm which you select and which the Company reasonably approves.  Please note that, if you prefer, you may commence utilizing such services at any time during the active or inactive employment periods, but you must commence utilizing such service no later than sixty (60) days following your May 31, 2008 retirement date.  The Company will not pay cash to you in lieu of such outplacement program.

The Company acknowledges that in the event of your death, the above-described Retirement Benefits shall be paid to your designated beneficiaries in accordance with any existing beneficiary designations, or, in the case of any payments or benefits for which no beneficiary has been designated, the beneficiaries that you shall designate pursuant to a form mutually acceptable to you and the Company and which you file with the Company’s Vice President — Human Resources.

You acknowledge that the foregoing Retirement Benefits are extra benefits which you would not be entitled to under the Company’s established policies, plans and procedures and the Retirement Benefits are in exchange for your signing (and not later revoking) the Waiver and Release Agreement attached hereto as Attachment II.

4.             Notice/Revocation

You are encouraged to consult with an attorney of your choice at your own expense prior to signing a copy of this letter agreement and the Waiver and

Release Agreements, and you acknowledge that you have been given at least twenty-one (21) days within which to consider this letter agreement and the Waiver and Release Agreements.  You acknowledge that the revisions reflected in this revised letter agreement and the accompanying Waiver and Release Agreements do not restart the running of the required minimum twenty-one (21) day period which began on August 2, 2007.

You are further advised that you may revoke either signed Waiver and Release Agreement within seven (7) days after its signing.  Any such revocation must be made in writing and be received by Iain Boyd, Vice President - Human Resources within the seven (7) day period.  All legally required taxes and any monies owed the Company shall be deducted from the monies and the employee benefits provided under this letter agreement.

5.             Company Property/Expenses

On your May 31, 2008 retirement date, or such earlier date requested by me or my designee, and except for your Company computer (from which the Company shall clear all Company related information) and your Company cell phone and cell phone number, and home fax machine, all of which you may retain at no cost to you, you must return to the Company all Company property including, but not limited to, Confidential Information (defined below), Company identification badge, credit/calling cards, laptop computer, information technology equipment, pager, pda/Blackberry, mobile phone, documents and records (in paper or electronic form), and other physical or personal property of the Company in your possession or control and you agree you will not keep, transfer or use any copies or excerpts of the foregoing items.  You must also ensure that all business expenses for which you are entitled to reimbursement under the Company’s expense reimbursement policy are documented and submitted for approval on a timely basis.

6.             Confidentiality/Cooperation/Covenants

You agree from and after today to keep strictly confidential the existence and terms of this letter agreement and you further agree that you will not disclose them to any person or entity, other than to your immediate family, your attorney, and your financial advisor, or except as may be required by law.  The Company agrees from and after today to keep strictly confidential the existence and terms of this letter agreement and further agrees not to disclose them except on a strict need-to-know basis or except as may be required by law.

Except as otherwise provided in this letter agreement or required under the terms of the Company sponsored employee benefit plans, following your May 31, 2008 retirement date or earlier separation date the Company will have no further obligations to you and you will have no further obligations to the Company.  You acknowledge that after your May 31, 2008 retirement date or earlier separation date you shall not represent yourself to be an employee of the Company nor take any action which may bind the Company with regard to any customer, supplier, distributor, franchisee, or any other party with whom you have had contact while performing your duties as an employee of the Company.

You further agree that from and after today you shall not, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any person or entity, including members of the investment community, press, customers, distributors, franchisees, competitors, and advisors to the Company, about the Company and its subsidiaries and affiliates, and its and their directors, officers or employees, or the business strategy, plans, policies, practices or operations of the Company and its subsidiaries and affiliates.  The Company shall instruct the directors and board elected officers of the Company not to, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, orally or in writing, to any person or entity about you.  Notwithstanding the foregoing provisions of this paragraph, the Company and you may each confer in confidence with their own respective legal counsel and, except for attorney-client privileged matters, nothing herein shall prevent either party from responding truthfully to any information requests or questions posed in any formal or informal legal, regulatory, administrative or investigative proceedings involving any court, tribunal or governmental body or agency or otherwise required by law.

During the active employment period, the inactive employment period and for a one (1) year period following your May 31, 2008 retirement date or earlier separation date, you further agree that, without my or my designee’s prior express written consent, you will not, directly or indirectly, hire away nor participate or assist in the hiring away of any person employed by or acting as a representative or agent of the Company or its subsidiaries or affiliates on or within six months preceding your May 31, 2008 retirement date or earlier separation date and you will not solicit nor encourage any person employed by or acting as a representative or agent of the Company or its subsidiaries or affiliates on or after your May 31, 2008 retirement date or earlier separation date to leave the employ of the Company or its subsidiaries or affiliates.

During the active employment period, the inactive employment period and for a one (1) year period following your May 31, 2008 retirement date or earlier separation date, you also agree that you will not, directly or indirectly, attempt in any manner to solicit and/or otherwise persuade or induce any person or entity who is or has been during the two (2) year period prior to the date of this letter agreement a customer, distributor, franchisee or supplier of the Company or its subsidiaries or affiliates to cease to do business with or cancel its business with the Company or its subsidiaries or affiliates, to reduce the amount of its business which any such customer, distributor, franchisee or supplier or former customer, distributor, franchisee or supplier has customarily done or contemplated doing with the Company and its subsidiaries and affiliates or to refrain from increasing the amount of business with the Company and its subsidiaries and affiliates.

You acknowledge and agree that if during the active employment period, the inactive employment period or for a one (1) year period following your May 31, 2008 retirement date or earlier separation date, you accept employment as an attorney or manager or consult in any capacity with any of the following named entities, the Company’s obligations to commence and/or continue payment of the special retirement payment portion of the Retirement Benefits described in Paragraph 3 herein shall forever cease:  AutoZone, Inc., Cornwell Tools, SPX Corporation, the tools business of The Stanley Works (including but not limited to MAC Tools), the tools business of Danaher Corporation (including but not limited to Matco Tools), Hatala Systems Group, Hyundai Engineering, Alltrades Tools, LLC, Ingersoll-Rand Ltd., Hunter Engineering Group, and Medco.

You further agree from and after your May 31, 2008 retirement date or earlier separation date to make yourself available to the Company and its legal counsel to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which you were involved during your employment, including any threatened or actual investigation and/or litigation or regulatory matter concerning the Company, and to provide to the Company, if requested, information relating to ongoing matters of interest to the Company.  The Company will, of course, take into consideration your personal and business commitments, will give you as much advance notice as reasonably possible, and ask that you be available at such time or times as are reasonably convenient to you and the Company.  The Company agrees to reimburse you for the actual out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to the Company of documentation substantiating such expenses as the Company may require.

Proprietary information, confidential business information and trade secrets (hereinafter collectively “Confidential Information”) which became known to you as an employee of the Company remains the property of the Company.  Such Confidential Information includes, but is not limited to, materials, records, books, products, business plans, formulas, processes, machines, inventions, ideas, business proposals, software, personnel information and data and data compilations of the Company and its subsidiaries and affiliates and its customers, distributors and franchisees, but excludes information which is generally known to the public or becomes known except through your unauthorized actions.  You agree from and after today that, except as may be required or directed by the Company prior to your May 31, 2008 retirement date or earlier separation date or as the Company may direct in writing thereafter, you will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for your own benefit or the benefit of others.

You acknowledge that the provisions of this Paragraph 6 are reasonable and not unduly restrictive of your rights as an individual and you warrant that as of the date you sign this letter agreement you have not breached any of the provisions of this Paragraph 6.  You further acknowledge that in the event that you breach any of the provisions of this Paragraph 6, such breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate.  In the event of any breach of this letter agreement by you, including this Paragraph 6, the Company shall be entitled to apply without bond to any court of competent jurisdiction for an injunction to restrain any breach of this letter agreement by you and for such further relief at law or in equity, including specific performance, as the court may deem just and proper.

7.             General Matters

You acknowledge that as of the date you sign this letter agreement you are not aware of any breach by the Company or its subsidiaries or affiliates or any of its or their officers or directors of any law, rule or regulation or of any policy of the Company or its subsidiaries or affiliates (including any applicable code of conduct) which could have a material effect on the Company or its subsidiaries or affiliates.

Except as required by law, you agree not to aid in, voluntarily assist in, or encourage the pursuit of litigation or any other form of legal or administrative proceeding against the Company or its subsidiaries or affiliates by any person or entity.  In the event that you are required to divulge or disclose any Confidential Information pursuant to a subpoena or court order, you agree to provide written notice of such legal process to the Company’s Chief Executive Officer within three (3) business days of your receipt of such legal process.  You further agree that at no time shall you accept any payment, other than statutory witness fees, to testify in any legal proceeding, arbitration or other administrative proceeding against the Company or its subsidiaries or affiliates and its and their officers, directors, and employees.

You acknowledge and agree that in signing this letter agreement (including Attachments I and II) you do not rely and have not relied on any representation or statement by the Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of the letter agreement (including Attachments I and II).

This letter agreement is deemed made and entered into in the State of Wisconsin, and in all respects shall be interpreted, enforced and governed under the laws of the State of Wisconsin, without given effect to its choice of laws provisions, to the extent not preempted by federal law.  Any dispute under this letter agreement (including Attachments I and II) shall be adjudicated by a court of competent jurisdiction in the State of Wisconsin.

The language of all parts of this letter agreement (including Attachments I and II) shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.  The provisions of this letter agreement (including Attachments I and II) shall survive any termination of this letter agreement when necessary to effect the intent and terms of this letter agreement (including Attachments I and II) expressed herein.

If any of the provisions of this letter agreement (including Attachments I and II) shall be held to be invalid by a court of competent jurisdiction, such holding shall not in any way whatsoever affect the validity of the remainder of this letter agreement (including Attachments I and II).

This letter agreement contains the entire agreement between you and the Company with respect to the matter of your employment and retirement from employment and supersedes any prior written or verbal agreements, including, but not limited to, your September 18, 1990 original letter agreement, pertaining to such matter.  No modification of any provision of this letter agreement (including Attachments I and II) shall be effective unless made in writing and signed by you and by me or my designee.  This letter agreement (including Attachments I and II) shall not be assignable by you.

Should you require further clarification of any aspect of the above arrangements, or wish to discuss their implementation, please contact me.

Please indicate your agreement and acceptance of these provisions by signing and dating the enclosed copy of this letter agreement and returning it to me not later than August 31, 2007.  Following your acceptance, the arrangements will be implemented and administered as described herein.

So that there is no misunderstanding, please understand that if for any reason I do not receive the signed copy of this letter agreement from you by August 31, 2007, the proposed arrangements described in this letter agreement will be deemed to be withdrawn.  Also, please note that the signed Waiver and Release Agreement attached hereto as Attachment I must be received by me on or within five (5) days after the last day of the active employment period, but not before that date.

Best wishes for success in your future endeavors.

Sincerely yours,

SNAP-ON INCORPORATED

By	/s/ Jack D. Michaels
Jack D. Michaels
Chairman & CEO

cc: Iain Boyd

AGREED AND ACCEPTED:

/s/ Susan F. Marrinan
Susan F. Marrinan

August 31, 2007
Date

ATTACHMENT I

SNAP-ON INCORPORATED

WAIVER AND RELEASE AGREEMENT

(1)           General Release.  In consideration for the inactive employment period arrangement and the compensation payable and benefits available to me under the terms of Paragraph 2 of Jack D. Michaels’ REVISED August 2, 2007 letter to me (hereinafter referred to as the “letter agreement”), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge SNAP-ON INCORPORATED (hereinafter referred to as the “Company”) and the Company’s subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement, including but not limited to:

(a)                                  claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, Wisconsin’s Fair Employment Laws, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)                                 claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)                                  any other claim whatsoever including, but not limited to, claims for bonus payments, claims for severance pay under any agreement and/or voluntary or involuntary severance/separation plan, policy or program maintained by the Releasees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with the Company and/or any of the other Releasees, but excluding the filing of an administrative charge of age discrimination, any claims which I may make under state workers’ compensation or unemployment laws, any claims to enforce the letter agreement, any vested benefits rights which I may have, any rights to indemnification which I may have as an employee of the Company, and/or any claims which by law I cannot waive.

(2)           Covenant Not To Sue.  In addition to and apart from the General Release contained in paragraph 1 above, I also agree never to sue any of the Releasees or become a party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with the Company and/or any of the other Releasees, other than a lawsuit to challenge this Waiver and Release Agreement under the ADEA or to enforce the letter agreement.

(3)           Consequences Of Breach Of Covenant Not To Sue.  I further acknowledge and agree in the event that I breach the provisions of paragraph (2) above, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Company shall not be obligated to continue the inactive employment period arrangement with me nor continue the compensation payable and benefits available during such period, (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company’s option, I shall be obligated upon demand to repay to the Company all but $1,000.00 of the compensation paid to me and the costs of the benefits provided to me during the inactive employment period, and the foregoing shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty nor a forfeiture.

(4)           Further Release And Acknowledgement.  To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with the Company and/or any of the other Releasees.  I also acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

(5)           No Further Employment.  To the extent permitted by law, I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have.  I further acknowledge and agree that I will not seek employment with the Company and/or any other of the Releasees following my May 31, 2008 retirement date or earlier separation date from employment.

(6)           Non-Disparagement.  I promise that I shall not at any time or in any way disparage the Company and/or any of the other Releasees to any person, corporation, entity or other third party whatsoever.

(7)           Consequences Of Other Breach.  I further agree that if I breach the Confidentiality/Cooperation/Covenants provisions of Paragraph 6 of the letter agreement or the provisions of paragraphs (5) and/or (6) above, then (a) the Company will be subject to irreparable injury and shall be entitled to apply without bond for an

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injunction to restrain such breach and for such further relief as the court may deem just and proper, (b) the Company shall not be obligated to continue the inactive employment period arrangement with me nor continue the compensation payable and benefits available during such period, and (c) I shall be obligated to pay to the Company its costs and expenses in enforcing the Confidentiality/Cooperation/Covenants provisions of  Paragraph 6 of the letter agreement and the provisions of paragraphs (5) and (6) above (including court costs, expenses and reasonable legal fees).

(8)           Time To Consider Agreement.  I acknowledge that I have been given at least twenty-one day (21) days to consider this Waiver and Release Agreement thoroughly.

(9)           Attorney Consultation.  I acknowledge that I have been advised in writing to consult with an attorney at my own expense, if desired, prior to signing this Waiver and Release Agreement.

(10)         Time To Revoke Agreement.  I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to Iain Boyd, Vice President — Human Resources.  I further understand that if I revoke this Waiver and Release Agreement, I shall not be eligible for the inactive employment period arrangement nor the compensation and benefits payable or available pursuant to that arrangement.

(11)         Consideration For Agreement.  I also understand that the compensation payable and benefits available to me pursuant to the inactive employment period arrangement which are in exchange for signing and not later revoking this Waiver and Release Agreement are in addition to anything of value to which I am already entitled.

(12)         RELEASE OF UNKNOWN CLAIMS.  I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(13)         Severability.  I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

(14)         Governing Law.  This Waiver and Release Agreement is deemed made and entered into in the State of Wisconsin, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law the internal laws of the State of Wisconsin shall apply, without reference to its conflict of law provisions.  Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of Wisconsin.

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(15)         Knowing And Voluntary Waiver And Release.  I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below.

Susan F. Marrinan

(Date)

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ATTACHMENT II

SNAP-ON INCORPORATED

WAIVER AND RELEASE AGREEMENT

(1)           General Release.  In consideration for the Retirement Benefits payable to me under the terms of Paragraph 3 of Jack D. Michaels’ REVISED August 2, 2007 letter to me (hereinafter referred to as the “letter agreement”), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge SNAP-ON INCORPORATED (hereinafter referred to as the “Company”) and the Company’s subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or retirement from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement, including but not limited to:

(a)                                  claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, Wisconsin’s Fair Employment Laws, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)                                 claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)                                  any other claim whatsoever including, but not limited to, claims for bonus payments, claims for severance pay under any agreement and/or voluntary or involuntary severance/separation plan, policy or program maintained by the Releasees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or retirement from employment with the Company and/or any of the other Releasees, but excluding the filing of an administrative charge of age discrimination, any claims which I may make under state workers’ compensation or unemployment laws, any claims to enforce the letter agreement, any vested benefits rights which I may have, any rights to indemnification which I may have as a former employee of the Company, and/or any claims which by law I cannot waive.

(2)           Covenant Not To Sue.  In addition to and apart from the General Release contained in paragraph 1 above, I also agree never to sue any of the Releasees or become a party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or retirement from employment with the Company and/or any of the other Releasees, other than a lawsuit to challenge this Waiver and Release Agreement under the ADEA or to enforce the letter agreement.

(3)           Consequences Of Breach Of Covenant Not To Sue.  I further acknowledge and agree in the event that I breach the provisions of paragraph (2) above, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Company shall not be obligated to pay the Retirement Benefits to me, (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company’s option, I shall be obligated upon demand to repay to the Company all but $1,000.00 of the Retirement Benefits paid to me, and the foregoing shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty nor a forfeiture.

(4)           Further Release And Acknowledgement.  To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or retirement from employment with the Company and/or any of the other Releasees.  I also acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

(5)           No Further Employment.  To the extent permitted by law, I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have.  I further acknowledge and agree that I will not seek employment with the Company and/or any other of the Releasees following the date of my retirement from employment.

(6)           Non-Disparagement.  I promise that I shall not at any time or in any way disparage the Company and/or any of the other Releasees to any person, corporation, entity or other third party whatsoever.

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(7)           Consequences Of Other Breach.  I further agree that if I breach the Confidentiality/Cooperation/Covenants provisions of Paragraph 6 of the letter agreement or the provisions of paragraphs (5) and/or (6) above, then (a) the Company will be subject to irreparable injury and shall be entitled to apply without bond for an injunction to restrain such breach and for such further relief as the court may deem just and proper, (b) the Company shall not be obligated to make payment of the Retirement Benefits to me, and (c) I shall be obligated to pay to the Company its costs and expenses in enforcing the Confidentiality/Cooperation/Covenants provisions of Paragraph 6 of the letter agreement and the provisions of paragraphs (5) and (6) above (including court costs, expenses and reasonable legal fees).

(8)           Time To Consider Agreement.  I acknowledge that I have been given at least twenty-one day (21) days to consider this Waiver and Release Agreement thoroughly.

(9)           Attorney Consultation.  I acknowledge that I have been advised in writing to consult with an attorney at my own expense, if desired, prior to signing this Waiver and Release Agreement.

(10)         Time To Revoke Agreement.  I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to Iain Boyd, Vice President — Human Resources.  I further understand that if I revoke this Waiver and Release Agreement, I shall not receive the Retirement Benefits.

(11)         Consideration For Agreement.  I also understand that the Retirement Benefits which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement are in addition to anything of value to which I am already entitled.

(12)         RELEASE OF UNKNOWN CLAIMS.  I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(13)         Severability.  I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

(14)         Governing Law.  This Waiver and Release Agreement is deemed made and entered into in the State of Wisconsin, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law the internal laws of the State of Wisconsin shall apply, without reference to its conflict of law provisions.  Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of Wisconsin.

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(15)         Knowing And Voluntary Waiver And Release.  I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below.

Susan F. Marrinan

(Date)

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EXHIBIT 1

Exhibit 1:  Summary of Current Health Plan Provisions*

	Current Plan: PPO	Retiree Plan A	Retiree Plan B

Monthly Premium	$420	$882	$556

Premiums Paid by Company	Up to 18 months	To Age 65	To Age 65

When to Enroll	June 1, 2008 — July 31, 2008	December 1, 2009 — December 31, 2009	December 1, 2009 — December 31, 2009

When Coverage Ends	Earlier of 18 months (Nov. 30, 2009) or eligible for employer- sponsored coverage	Age 65 (then eligible to enroll in The Hartford medicare-supplement plan)	Age 65 (then eligible to enroll in The Hartford medicare-supplement plan)

Annual Deductible In-network/out-of- network	$500/$1,000	$250/$350	$1,000/$2,000

Medical Co-insurance In-network/out-of- network	20%/40%	10%/30%	20%/40%

Medical Out-of-pocket annual maximum In-network/out-of- network	$2,000/$4,000	$1,000/$2,000	$3,000/$6,000

Office Visit Co-pay In- network Primary Care/In-network Specialist/Out-of- network	$25/$40/40%	$20/$35/30%	Treat as any other medical expense (subject to annual deductible, then co- insurance)

Routine Preventive Care	100% unlimited	$20/$35 co-pay in- network to $400/yr	$20/$35 co-pay in- network to $400/yr

Emergency Room	$100 co-pay	$100 co-pay	$100 co-pay

Prescriptions Co- insurance	20% co-insurance subject to Min/Max	20% co-insurance subject to Min/Max	20% after $250 annual deductible; co-insurance subject to Min/Max

Rx Minimum/script	Retail: $10/25/40 Mail: $20/50/80	Retail: $10/25/40 Mail: $20/50/80	Retail: $10/35/50 Mail: $20/70/100

Rx: Maximum/script	Retail: $50/100/150 Mail: $100/200/300	Retail: $50/100/150 Mail: $100/200/300	Retail: $50/140/200 Mail: $100/280/400

Lifetime Maximum	$2,000,000	$500,000; start new from enrollment	$500,000 start new from enrollment

Dental	$30	Not available to Retirees; COBRA for 18 months
Vision	$11

Retiree Reimbursement Account (RRA)	Effective June 1, 2008; can use for reimbursement of out- of-pocket expenses	Effective June 1, 2008; can use for reimbursement of monthly premiums and/or out-of-pocket expenses

RRA Balance at June 1, 2008	Approximately $32,500	Unused balance at each Dec. 31 earns 6% interest

*

Current plan provisions (2007).  All of the terms and conditions of the Company sponsored medical and/or dental plans, as amended from time to time, shall be applicable to you (and your eligible dependents, if applicable) participating in any form of continuation coverage under the Company sponsored medical and/or dental plans.